Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

March 2, 2016

Board of Directors
Rexahn Pharmaceuticals, Inc.
15245 Shady Grove Road
Suite 455
Rockville, MD 20850

Ladies and Gentlemen:

We are acting as counsel to Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S‑3, as amended (file no. 333-196255) (the “Registration Statement”),  filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of:  (i) up to 15,625,000 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company (the “Shares”), all of which are to be sold by the Company pursuant to the Securities Purchase Agreement among the Company and the purchasers party thereto (the “Agreement”); (ii) warrants to purchase up to 11,718,750 shares of Common Stock evidenced by Warrants in the form filed by the Company as Exhibit 4.1 to its Current Report on Form 8-K on February 26, 2016 (the “Warrants”); and (iii) up to 11,718,750 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), as set forth in the Prospectus, dated June 26, 2014 (the “Registration Statement Prospectus”), which forms a part of the Registration Statement, as supplemented by the Prospectus Supplement, dated February 26, 2016 (together with the Registration Statement Prospectus, the “Prospectus”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante   Amsterdam   Baltimore   Beijing   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   Johannesburg   London   Los Angeles   Luxembourg   Madrid   Mexico City   Miami   Milan   Minneapolis   Monterrey   Moscow   Munich   New York   Northern Virginia   Paris   Perth   Philadelphia   Rio de Janeiro   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Sydney   Tokyo   Ulaanbaatar   Warsaw   Washington DC   Associated offices: Budapest   Jeddah   Riyadh   Zagreb.  For more information see www.hoganlovells.com

Rexahn Pharmaceuticals, Inc.	- 2 -	March 2, 2016

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect:  (i) as to the opinions given in paragraphs (a), (b) and (c), the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	Following (i) execution and delivery by the Company of the Agreement, (ii) issuance of the Shares pursuant to the terms of the Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

(b)	Following (i) execution and delivery by the Company of the Agreement, (ii) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement, and (iii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.

(c)	Following (i) execution and delivery by the Company of the Agreement, (ii) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement, (iii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, and (iv) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on March 2, 2016 and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP